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                                                                   EXHIBIT 23.3


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of U.S. Bancorp (the "Company") on Form S-8, regarding the Company's 1997 Stock Incentive Plan, of our report dated January 31, 1997 for the year ended December 31, 1996 of U.S. Bancorp prior to its merger with First Bank System, Inc., expected to be consummated on or about August 1, 1997, incorporated by reference in Form 8-K, of the Company, filed June 24, 1997.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

July 29, 1997